EXHIBIT 99

                               NASDAQ SYMBOL: LASE


LASERSIGHT INCORPORATED RECEIVES $8 MILLION INVESTMENT
FROM DAWSON SAMBERG CAPITAL MANAGEMENT FUNDS

ORLANDO, Fla. (June 16, 1998) - LaserSight Incorporated (Nasdaq: LASE) has completed an $8 million equity financing with Dawson Samberg Capital Management's Pequot Private Equity Fund, L.P. and certain affiliates. The financing is a private placement of 2 million shares of Series D preferred stock purchased at $4 per share and convertible on a one-for-one basis into an equal number of shares of common stock, and is subject to certain anti-dilution adjustments.

LaserSight's President and Chief Executive Officer Michael Farris says, "Over the past two weeks we have raised $16 million and received approximately $4 million in cash from selling the Vision Twenty-One (Nasdaq: EYES) stock received last December in connection with Vision Twenty-One's purchase of two of our health care subsidiaries. LaserSight's balance sheet has been strengthened. The overhang of the Series B preferred stock, with its variable conversion price, has been eliminated for $6.3 million and $2 million of secured debt has been repaid to Foothill Capital Corporation. With the balance of $11.7 million, we are better positioned to bring our products to the U.S. market and continue to expand our international presence."

The holders of the Series D preferred stock are entitled to elect one member to the LaserSight board of directors. Juliet Tammenoms Bakker of Dawson Samberg stated, "We are enthusiastic about the opportunity to invest in and work closely with LaserSight. This is an exciting time in the refractive surgery market as procedure volumes are ramping up rapidly. We feel that LaserSight's LSX scanning laser and Automated Disposable Keratome represent a strong technology platform and position the company well within the refractive surgery market."

Farris adds, "We are very pleased to have Dawson Samberg's private equity fund as investors in LaserSight and to welcome them to the LaserSight board of directors."

Pequot Private Equity Fund, L.P., the private equity investment vehicle of Dawson Samberg Capital Management, was established to provide growth capital for public companies with market valuations of less than $200 million and late-stage, private growth companies in information technology, telecommunications and health care technology and services. Dawson Samberg Capital Management manages more than $3 billion in assets across its Pequot family of hedge funds and investment advisory accounts.

LaserSight Incorporated provides technology solutions for laser refractive surgery and other innovative medical applications, especially in the vision correction industry. The company sells its products in more than 30 countries. LaserSight's refractive scanning laser system has an investigational device exemption status for clinical trials in the United States and is currently not available in that market. This March, the company submitted its pre-market approval application for the refractive scanning laser system to the U.S. Food and Drug Administration, and it was accepted for filing in May.


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